                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  FUNCO, INC.
                                       AT
                              $24.75 NET PER SHARE
                                       BY
                          B&N ACQUISITION CORPORATION
                     A WHOLLY-OWNED INDIRECT SUBSIDIARY OF
                              BARNES & NOBLE, INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
            ON TUESDAY, JUNE 13, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF MAY 4, 2000, BY AND AMONG FUNCO, INC., A MINNESOTA CORPORATION (THE "COMPANY"), BARNES & NOBLE, INC., A DELAWARE CORPORATION ("PARENT"), AND B&N ACQUISITION CORPORATION, A MINNESOTA CORPORATION AND WHOLLY-OWNED INDIRECT SUBSIDIARY OF PARENT ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY AND A SPECIAL COMMITTEE OF SUCH BOARD, FORMED IN ACCORDANCE WITH SECTION 302A.673 OF THE MINNESOTA BUSINESS CORPORATION ACT, HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR TENDER OFFER AND OUR PROPOSED MERGER WITH THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY AND ITS SPECIAL COMMITTEE HAVE DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY (THE "SHARES") WHICH, TOGETHER WITH ALL SHARES ALREADY OWNED, DIRECTLY OR INDIRECTLY, BY PARENT OR PURCHASER, WOULD REPRESENT AT LEAST 51% OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY-DILUTED BASIS, ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the tendered shares and all other required documents, to The Bank of New York, as Depositary, at its address set forth on the back cover of this Offer to Purchase or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

     Any shareholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials, may be directed to MacKenzie Partners, Inc., as Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

MAY 16, 2000

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
SUMMARY TERM SHEET.........................................................................................      1

INTRODUCTION...............................................................................................      5

THE OFFER..................................................................................................      8

  SECTION 1.   TERMS OF THE OFFER; EXPIRATION DATE.........................................................      8

  SECTION 2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............................................     10

  SECTION 3.   PROCEDURES FOR TENDERING SHARES.............................................................     10

  SECTION 4.   WITHDRAWAL RIGHTS...........................................................................     13

  SECTION 5.   CERTAIN TAX CONSIDERATIONS..................................................................     14

  SECTION 6.   PRICE RANGE OF SHARES; DIVIDENDS............................................................     15

  SECTION 7.   CERTAIN INFORMATION CONCERNING THE COMPANY..................................................     15

  SECTION 8.   CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.........................................     17

  SECTION 9.   SOURCE AND AMOUNT OF FUNDS..................................................................     18

  SECTION 10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY..........................................     19

  SECTION 11.  PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; SHAREHOLDER
               AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS...............................................     21

  SECTION 12.  DIVIDENDS AND DISTRIBUTIONS.................................................................     35

  SECTION 13.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ NATIONAL MARKET LISTING AND
               EXCHANGE ACT REGISTRATION...................................................................     35

  SECTION 14.  CERTAIN CONDITIONS OF THE OFFER.............................................................     36

  SECTION 15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............................................     37

  SECTION 16.  FEES AND EXPENSES...........................................................................     40

  SECTION 17.  MISCELLANEOUS...............................................................................     40

                                                    SCHEDULES

SCHEDULE I    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER.....................................    I-1

                               SUMMARY TERM SHEET

     Barnes & Noble, Inc., through its wholly-owned indirect subsidiary, B&N Acquisition Corporation, is offering to purchase all of the outstanding common stock of Funco, Inc. for $24.75 per share, net to the seller in cash. The following are some of the questions you, as a shareholder of Funco, Inc., may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is B&N Acquisition Corporation. We are a Minnesota corporation formed for the purpose of making a cash tender offer for all of the outstanding common stock of Funco, Inc. We are a wholly-owned indirect subsidiary of Barnes & Noble, Inc., a Delaware corporation. See "Introduction."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock, par value $.01 per share, of Funco, Inc. See "Introduction."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $24.75 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Barnes & Noble, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to complete the merger which is expected to follow the successful completion of the offer. It is anticipated that all of such funds will be readily available from Barnes & Noble, Inc.'s corporate funds and existing credit facility. See "Section 9--Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we believe our funding will be readily obtainable. Additionally, the offer is not subject to any financing condition and, if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger. See "Section 9--Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Tuesday, June 13, 2000, to tender your shares in the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure which is described later in this Offer to Purchase. In addition, if we extend the expiration date of the offer or if we decide to include a subsequent offering period, as described below, you will have an additional opportunity to tender your shares. See "Section 1--Terms of the Offer; Expiration Date" and
"Section 3--Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of our merger agreement with Funco, Inc., we can extend the offer. We have agreed in the merger agreement that (i) we will extend the expiration date of the offer for an aggregate of ten (10) additional business days if on the expiration date any conditions to the offer have not been satisfied or waived and (ii) we may, in our sole discretion, extend the expiration date for additional periods as we may determine to be appropriate to permit any conditions to the offer that have not been satisfied or waived to be satisfied, but not beyond August 4, 2000. In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission. See "Section 1--Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the date on which the offer was to expire. See "Section 1--Terms of the Offer; Expiration Date."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     We may elect to provide a subsequent offering period, although we currently have no intention to do so. If we do provide a subsequent offering period, we will elect to do so not later than five (5) business days before the date on which the offer is to expire. "Section 1--Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents, together with shares already owned, directly or indirectly, by Barnes & Noble, Inc. or B&N Acquisition Corporation, if any, in the aggregate, at least 51% of the total voting power of the outstanding securities of Funco, Inc. entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase.

     We are also not obligated to purchase any shares which you validly tender if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

     Other conditions to the offer are described in "Section 14--Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to The Bank of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company.

     If you are unable to deliver the required documents to The Bank of New York by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by The Bank of New York within three (3) trading days. A trading day is any day on which The Nasdaq National Market is open for business. However, The Bank of New York must receive the missing items within that three (3) trading day period. See "Section 3--Procedures for Tendering Shares."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to The Bank of New York while you still have the right to withdraw the shares. See "Section 4--Withdrawal Rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by July 14, 2000, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during a subsequent offering period, if any. See "Section 1--Terms of the Offer; Expiration Date" and "Section 4--Withdrawal Rights."

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION?

     The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of dissenters' rights is a taxable transaction for federal, and possibly state, income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the adjusted tax basis of your shares and the amount of cash that you receive from us for the shares. We encourage you to consult with your own tax advisor about the particular effect a tender would have on you. See "Section 5--Certain Tax Considerations."

WHAT DOES THE BOARD OF DIRECTORS OF FUNCO, INC. THINK OF THE OFFER?

     We are making the offer pursuant to the merger agreement. The Board of Directors of Funco, Inc. and a special committee of such Board, formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act, have unanimously approved the merger agreement, our tender offer and our proposed merger with Funco, Inc. The Board of Directors of Funco, Inc. and its special committee have determined that the offer and merger are fair to and in the best interests of Funco, Inc. and its shareholders and unanimously recommend that the shareholders of Funco, Inc. accept the offer and tender their shares. See "Section 10--Background of the Offer; Contacts with the Company" and "Section 11--Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Shareholder Agreement and Other Agreements; Other Matters."

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. David R. Pomije, the Chief Executive Officer of Funco, Inc., has agreed to tender all of his shares (but in no event more than 19.9% of all outstanding shares of Funco, Inc., in the aggregate) in the offer. See "Introduction" and "Section 11--Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Shareholder Agreement and Other Agreements; Other Matters."

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL FUNCO, INC. CONTINUE AS A PUBLIC COMPANY?

     No. Following our purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, Funco, Inc. will be owned indirectly by Barnes & Noble, Inc. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that Funco, Inc.'s common stock will no longer be eligible to be quoted on The Nasdaq National Market, there may not be a public trading market for Funco, Inc.'s stock, and Funco, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "Section 13--Effect of the Offer on the Market for the Shares, Nasdaq National Market Listing and Exchange Act Registration."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL FUNCO, INC. SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we acquire at least 51% of the outstanding shares of Funco, Inc., on a fully diluted basis, pursuant to the offer, B&N Acquisition Corporation will be merged with and into Funco, Inc. If that merger takes place, Barnes & Noble, Inc. will indirectly own all of the shares of Funco, Inc. and all shareholders of Funco Inc. (other than B&N Acquisition Corporation, Barnes & Noble, Inc. and their wholly-owned direct or indirect subsidiaries and shareholders of Funco, Inc. properly exercising dissenters' rights) will receive $24.75 per share (or any higher price per share that is paid in the offer). See "Section 13--Effect of the Offer on the Market for the Shares, Nasdaq National Market Listing and Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, shareholders (other than those properly exercising dissenters' rights under Minnesota law) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only differences to you between tendering your shares and not tendering your shares are that you will be paid earlier, you will not have dissenters' rights if you tender your shares into the offer and you may have different income tax results because of the longer period of time during which you would hold the shares that are not purchased pursuant to the offer.

     However, even if the merger does not take place, the number of shareholders and shares of Funco, Inc. that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for Funco, Inc.'s common stock. The shares may no longer be eligible to be quoted on The Nasdaq National Market, and Funco, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See
"Section 13--Effect of the Offer on the Market for the Shares; Nasdaq National Market Listing and Exchange Act Registration" and "Section 15--Certain Legal Matters and Regulatory Approvals."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 5, 2000, the last full trading day before Funco, Inc. announced receipt of our first merger proposal, the closing price per share of Funco, Inc. common stock on The Nasdaq National Market was $16 13/16. On May 4, 2000, the last full trading day before we announced the signing of the merger agreement, the closing price per share of Funco, Inc. common stock on The Nasdaq National Market was $24 5/16. On May 15, 2000, the last full trading day before we commenced the offer, the closing price per share of Funco, Inc. common stock on The Nasdaq National Market was $24 7/16. Between January 3, 2000 and May 4, 2000, the closing price of a share of Funco, Inc. common stock ranged between $9 11/16 and $24 5/8. We advise you to obtain a recent quotation for shares of Funco, Inc.'s common stock in deciding whether to tender your shares. See "Section 6--Price Range of Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or
(212) 929-5500 (collect). MacKenzie Partners, Inc. is acting as the information agent for our offer.

TO THE HOLDERS OF COMMON STOCK OF FUNCO, INC.:

                                  INTRODUCTION

     B&N Acquisition Corporation, a Minnesota corporation ("Purchaser") and a wholly-owned indirect subsidiary of Barnes & Noble, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Funco, Inc., a Minnesota corporation (the "Company"), at a purchase price of $24.75 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Per Share Amount"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

     Tendering shareholders who are record owners of Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer or the Merger. Shareholders of the Company (the "Shareholders") who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fee. Purchaser will pay all fees and expenses of The Bank of New York, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and on the same business day as, and promptly following, satisfaction or, to the extent permitted under the Merger Agreement, waiver of all other conditions to the Merger, and in accordance with the applicable provisions of the Minnesota Business Corporation Act ("MBCA"), Purchaser will merge with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will be the surviving corporation of the Merger and a wholly- owned indirect subsidiary of Parent. Thereupon, each outstanding Share (other than (i) Shares held of record by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent and (ii) Shares held by Shareholders, if any, who properly exercise, preserve and perfect dissenters' rights under the
MBCA) will be converted into and represent the right to receive $24.75 in cash, or any higher price that may be paid per Share in the Offer, without interest. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of Minnesota (the "Effective Time").

     Simultaneously with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, Parent entered into a Shareholder Agreement, dated as of May 4, 2000 (the "Shareholder Agreement"), with David R. Pomije, the Chief Executive Officer of the Company. Mr. Pomije has represented in the Shareholder Agreement that he is the record and beneficial owner of Shares which represent more than 19.9% of the issued and outstanding Shares as of May 4, 2000. Pursuant to the Shareholder Agreement, Mr. Pomije has agreed to tender all of his Shares (but in no event more than 19.9% of all outstanding Shares, in the aggregate) in the Offer.

     The Merger Agreement and Shareholder Agreement are more fully described in
Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") AND A SPECIAL COMMITTEE OF THE COMPANY BOARD (THE "SPECIAL COMMITTEE"), FORMED IN ACCORDANCE WITH SECTION 302A.673 OF THE MBCA, HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER. THE COMPANY BOARD AND THE SPECIAL COMMITTEE HAVE DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE FACTORS CONSIDERED BY THE COMPANY BOARD AND SPECIAL COMMITTEE IN ARRIVING AT THEIR DECISION TO ADOPT AND APPROVE THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS

BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     WILLIAM BLAIR & COMPANY, L.L.C. ("BLAIR") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF BLAIR, DATED MAY 4, 2000, THAT, AS OF SUCH DATE, BASED ON AND SUBJECT TO THE ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN ITS WRITTEN OPINION, THE PER SHARE AMOUNT TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES (OTHER THAN PARENT AND ITS DIRECT AND INDIRECT WHOLLY-OWNED SUBSIDIARIES AND PERSONS WHO PROPERLY EXERCISE, PRESERVE AND PERFECT DISSENTERS' RIGHTS UNDER THE MBCA) IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW, IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

     The Offer is conditioned upon, among other things, (1) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least 51% of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase (the "Minimum Condition") and (2) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated.

     The Company has informed Purchaser that as of April 26, 2000, there were 6,099,135 Shares issued and outstanding, unexercised options to purchase 810,023 shares of Common Stock under the Company's stock option plans, and no other stock of the Company outstanding or committed to be issued. Neither Parent nor Purchaser directly or indirectly holds any Shares. Based on this information, Purchaser believes that the Minimum Condition will be satisfied if Purchaser acquires at least 3,523,671 Shares in the Offer. Certain other conditions to the Offer are described in Section 14.

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the entire equity interest of the Company. The Merger Agreement provides that, promptly following the purchase of and payment for that number of Shares which satisfies the Minimum Condition pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate on the Company Board (and on each committee of the Company Board), such number of directors, rounded up to the next whole number, as will give Parent representation on the Company Board (and on each committee of the Company Board) equal to the product of (i) the total number of directors on the Company Board (and on each committee of the Company Board) multiplied by (ii) the percentage that the number of Shares purchased by Purchaser in the Offer bears to the total number of outstanding Shares at the time of Parent's designation; provided, however, that until the Effective Time, Parent and Purchaser shall use their best efforts to assure that at all times there shall be at least two directors on the Company Board who were directors on May 4, 2000 and who are not employees of the Company. The Merger Agreement also provides that certain Company actions prior to the Effective Time must be approved by Parent. See Section 11.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the Shareholders of the Company, if such a vote is required. See Section 11, Section 14 and Section 15. Under the Company's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), and the MBCA, the holders of Shares have one vote for each Share owned of record. Subject to the following paragraph, under the Company's Articles of Incorporation and the MBCA, the affirmative vote of a majority of the then outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholders of the Company.

     Under Section 302A.621 of the MBCA, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to consummate the Merger without a vote of the Shareholders. In such event, Parent and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Shareholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the

Offer or otherwise, and a vote of the Shareholders is required under the MBCA, a longer period of time will be required to effect the Merger. See Section 11 and
Section 15.

     No dissenters' rights are available in connection with the Offer. Shareholders may exercise dissenters' rights under the MBCA in connection with the Merger, however, regardless of whether the Merger is consummated with or without a vote of the Shareholders.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date, and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, June 13, 2000, unless and until Purchaser extends the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting periods imposed by the HSR Act. The Offer is also subject to certain other conditions set forth in Section 14 below. If any of these conditions is not satisfied or if any events specified in Section 14 have occurred prior to the Expiration Date, Purchaser (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules and regulations) may postpone the acceptance for payment of or payment for any Shares tendered pursuant to the Offer, and (ii) to the extent permitted under the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for and not accept for payment any Shares. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Purchaser further acknowledges that Purchaser may not delay acceptance for payment of, or delay payment for, any Shares upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

     Purchaser reserves the right (but is not obligated), subject to the terms of the Merger Agreement, at any time and from time to time, to waive any of the conditions of the Offer and to make any change in the terms or conditions of the Offer in its sole discretion; provided, however, that no change or waiver may be made, without the prior written consent of the Company, that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration payable in the Offer, (iii) decreases the number of Shares sought in the Offer,
(iv) amends or waives the Minimum Condition or imposes conditions to the Offer in addition to or different from those set forth in Section 14, (v) except as provided below, extends the Expiration Date or (vi) amends any terms of the Offer in any manner adverse to the Shareholders, except, in each case, as otherwise permitted under the Merger Agreement.

     The Merger Agreement provides that, notwithstanding the foregoing, without the consent of the Company, Purchaser will have the right to extend the Expiration Date only in the following events: (i) if required by law or (ii) in the event that any conditions to the Offer are not satisfied or waived on or before the Expiration Date, in which event Purchaser (a) must extend the Expiration Date for an aggregate of ten (10) additional business days to the extent necessary to permit such conditions to be satisfied and (b) may, in Purchaser's sole discretion, extend the Expiration Date for such additional periods as it may determine to be appropriate (but not beyond August 4, 2000) to permit such conditions to be satisfied.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, with any announcement of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to shareholders. However, a minimum of ten (10) business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought (which decrease would require the Company's consent) or to increase or decrease the Per Share Amount (which decrease would require the Company's consent), such decrease in the number of Shares being sought or such increase or decrease in the Per Share Amount will be applicable to all shareholders of the Company whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or increase or decrease in the Per Share Amount is first published, sent or given to holders of such Shares, the Offer is scheduled to expire prior to the tenth business day from and including the date that such notice is first so published, sent or given, then the Offer will be extended at least until the expiration of such ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday or a day on which banking institutions in New York are authorized or required by law or other action of a governmental authority to close and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser has the right, but is not required, to provide for a subsequent offering period of up to twenty
(20) business days following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three (3) business days up to twenty (20) business days, following the expiration of the Offer and the purchase of Shares in the Offer, during which Shareholders may tender, but not withdraw, Shares not tendered in the Offer. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than twenty
(20) business days, Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of twenty (20) business days. A Subsequent Offering Period, if one is provided, is not an extension of the Offer.

     Purchaser does not currently intend to provide for a Subsequent Offering Period following the Expiration Date, although it reserves the right to do so in its sole discretion by giving oral or written notice of such Subsequent Offering Period to the Depositary. Any decision to provide a Subsequent Offering Period will be disseminated at least five (5) business days prior to the Expiration Date and will not extend the Expiration Date. Purchaser will announce the approximate number and percentage of Shares deposited as of the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered the same consideration (i.e., the Per Share Amount) paid in the Offer.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to all Shareholders. This Offer to Purchase, the related Letter of Transmittal (the "Letter of Transmittal") and other relevant materials will be mailed to record Shareholders whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the Expiration Date; provided, however, that the conditions of the Offer set forth in Section 14, including, without limitation, the expiration or termination of any waiting periods applicable to the acquisition of Shares pursuant to the Offer under the HSR Act, have been satisfied or waived prior to the Expiration Date. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law and the Merger Agreement, to delay the acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payments from Purchaser and transmitting those payments to Shareholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid to all Shareholders whose Shares are purchased pursuant to the Offer, even if those Shares were tendered prior to the increase in consideration. If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Shareholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a)

Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (x) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (y) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (z) Purchaser may enforce such agreement against the participant.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book- entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required for Shares tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5 of the Letter of Transmittal. All other tenders of Shares must have the signatures on the Letters of Transmittal guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or a Shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such Shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

           (i) the tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date or the expiration of any Subsequent Offering Period; and

          (iii) the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the Shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at the Book-Entry Transfer Facility.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular Shareholder, whether or not similar defects or irregularities are waived in the case of other Shareholders.

     No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints Purchaser, its officers and its designees, and each of them, as the Shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective). Purchaser, its officers and its designees will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the Shareholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Shareholders or acting by written consent without a meeting.

     BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash made to certain Shareholders pursuant to the Offer. In order to avoid backup withholding, each Shareholder tendering Shares in the Offer must provide the Depositary with the Shareholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the Shareholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a Shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the Shareholder and payment of cash to the Shareholder pursuant to the Offer may be subject to backup withholding.

     Certain Shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign Shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     OTHER REQUIREMENTS. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Shareholder's acceptance of the Offer, as well as the tendering Shareholder's representation and warranty that (i) such Shareholder is the owner of the Shares within the meaning of Rule 14e-4, under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4, (iii) such Shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and (iv) when such Shares are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, claims and encumbrances and not subject to any adverse claim. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after July 14, 2000, unless accepted for payment. If Purchaser provides a Subsequent Offering Period, Shareholders may not withdraw Shares tendered in such Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering Shareholder is entitled to exercise and duly exercises withdrawal rights, as described in this Section 4, subject, however, to Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or to return those Shares promptly after termination or withdrawal of the Offer.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary (in accordance with the Offer) at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. CERTAIN TAX CONSIDERATIONS.

     The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each Shareholder will depend in part upon such Shareholder's particular situation. The following discussion may not apply to Shareholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions.

     SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     Sales of Shares by Shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes under the Code and may also be taxable transactions under applicable state, local and other tax laws. In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between the tax basis of such Shareholder's Shares and the amount of cash received in exchange therefor. In general, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

     A Shareholder who tenders Shares may be subject to backup withholding unless the Shareholder provides his TIN and certifies that such number is correct or an exemption applies. A Shareholder who does not furnish his TIN may be subject to a penalty imposed by the IRS. See Section 3.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Common Stock is traded on The Nasdaq National Market under the symbol FNCO. The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by The Nasdaq National Market.

                                                                               LOW        HIGH
                                                                               ----       ----
Fiscal Year Ending April 1, 2001
  First Quarter (through May 15, 2000)......................................   $16 3/4    $ 24 15/16

Fiscal Year Ended April 2, 2000
  First Quarter.............................................................   $16 5/16   $ 24 5/8
  Second Quarter............................................................    14 1/2      20
  Third Quarter.............................................................    10 1/8      20 3/4
  Fourth Quarter............................................................     9 5/8      15 1/8

Fiscal Year Ended March 28, 1999
  First Quarter.............................................................   $11 5/8    $ 19 3/4
  Second Quarter............................................................    11 5/16     18 3/8
  Third Quarter.............................................................     9 5/8      18 7/8
  Fourth Quarter............................................................    12          19 1/2

     On April 5, 2000, the last full trading day before the Company announced receipt of Parent's first merger proposal, the closing price per Share on The Nasdaq National Market was $16 13/16. On May 4, 2000, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing price per Share on The Nasdaq National Market was $24 5/16. On May 15, 2000, the last full day of trading prior to commencement of the Offer, the reported closing price per Share on The Nasdaq National Market was $24 7/16.

     The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the table.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     GENERAL. The Company is a Minnesota corporation with its headquarters located at 10120 West 76th Street, Eden Prairie, Minnesota 55344. According to the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1999 (the "Company 10-K"), the Company engages in the sale of new and used video games and related products.

     FINANCIAL INFORMATION. The following selected consolidated financial data relating to the Company and its subsidiary have been taken or derived from (a) the Company's earnings release on May 16, 2000 for the fiscal year ended April 2, 2000 and (b) the audited financial statements contained in the Company 10-K for the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997. More comprehensive financial information is included in the Company 10-K and the other documents filed by the Company with the SEC, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents including the financial statements (and the notes thereto) contained therein. The Company 10-K and such other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                                  FUNCO, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
     (IN THOUSANDS, EXCEPT SHARES, PER SHARE AMOUNTS AND NUMBER OF STORES)

                                                                                 YEAR ENDED
                                                            ----------------------------------------------------
                                                             APRIL 2,     MARCH 28,     MARCH 29,     MARCH 30,
                                                               2000          1999          1998          1997
                                                            ----------    ----------    ----------    ----------
STATEMENTS OF OPERATIONS DATA
Net sales................................................   $  252,653    $  206,673    $  163,316    $  120,555
Net income...............................................   $    6,725    $    9,710    $    8,270    $    5,350
Net income per share, basic..............................   $     1.13    $     1.60    $     1.35    $     0.90
Weighted average number of shares, basic.................    5,970,987     6,077,986     6,137,161     5,941,744
Net income per share, diluted............................   $     1.08    $     1.53    $     1.26    $     0.86
Weighted average number of shares, diluted...............    6,246,558     6,353,311     6,572,365     6,228,630
Stores open at end of period.............................          400           312           250           188
BALANCE SHEET DATA
Total assets.............................................   $   67,999    $   55,140    $   45,626    $   31,745
Long-term obligations....................................   $      324    $      213    $      156    $       91
Shareholders' equity.....................................   $   46,751    $   38,836    $   33,525    $   24,318

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained herein has been furnished by the Company or has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy, validity or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

     CERTAIN COMPANY PROJECTIONS. During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement (see Section 11 below), the Company provided Parent and Purchaser with certain business and financial information that was not publicly available. Such information included the following projections of net sales, net income and net income per share for the Company for fiscal years 2001 and 2002.

                                                            2001                    2002
                                                          --------                --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Net sales..............................................   $308,020                $397,600(1)
Net income.............................................      8,550                  17,080(1)
Net income per share (diluted).........................       1.40                    2.75(1)

------------------
(1) Subsequent to the initial receipt by Parent and Purchaser of projections for fiscal year 2002, revised projections for fiscal year 2002 were made available to Parent and Purchaser which indicated net sales, net income and net income per share (diluted) of $404,600, $16,820 and $2.71, respectively.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THE PROJECTIONS WERE NOT UPDATED AS OF THE DATE OF THIS OFFER TO PURCHASE. NONE OF PARENT, PURCHASER NOR ANY OF THEIR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS (NOT ALL OF WHICH WERE STATED THEREIN AND NOT ALL OF WHICH WERE PROVIDED TO PARENT OR PURCHASER) RELATING TO THE BUSINESS OF THE COMPANY, WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND PARENT. THERE CAN BE NO ASSURANCE THAT THE RESULTS IN THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS SHOULD NOT BE REGARDED AS A

REPRESENTATION BY PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF THE COMPANY REFERRED TO HEREIN.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Company's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material is available for inspection at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser, a newly incorporated Minnesota corporation and a wholly-owned indirect subsidiary of Parent, was organized to acquire the Company and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. The principal executive office of Purchaser is located c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, and the telephone number at such office is (212) 633-3300.

     Parent, the nation's largest bookseller,* as of January 29, 2000, operated 942 bookstores and 526 video game and entertainment software stores. Of the 942 bookstores, 542 operate under the Barnes & Noble Booksellers, Bookstop and Bookstar trade names, and 400 operate under the B. Dalton Bookseller, Doubleday Book Shops and Scribner's Bookstore trade names. Through its 40% membership interest in barnesandnoble.com llc, Parent is the second largest seller of books on the Internet and is the exclusive bookseller on America Online. Parent, through its recent acquisition of Babbage's Etc. LLC ("Babbage's"), operates 526 video game and entertainment software stores under the Babbage's, Software Etc. and GameStop trade names, and a Web site, www.gamestop.com.

     The principal executive office of Parent is located at 122 Fifth Avenue, New York, New York 10011, and the telephone number at such office is
(212) 633-3300. The name, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of Purchaser and Parent as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

     Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file certain periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their compensation, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in such proxy statements and distributed to Parent's shareholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Parent's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth

------------------
* Based upon information reported in trade publications and public filings.

Street, N.W., Washington, D.C. 20549. In addition, such material is available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition, Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a Shareholder whether to sell, tender or hold Shares pursuant to the Offer. However, consolidated financial statements (including notes thereto) of Parent are contained in Parent's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "Parent 10-K"). Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

     Except as provided in Section 11 of this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or wholly-owned or majority- owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has a right to acquire, directly or indirectly, any Shares or any other equity securities of the Company. None of Purchaser, Parent or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty days.

     Except as described in Section 11 of this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, except as contemplated by the Merger Agreement.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $166.3 million.

     The Offer is not conditioned upon any financing arrangements. Purchaser will obtain all necessary funds required to consummate the transaction through capital contributions or advances made by Parent. Parent plans to make these contributions or advances from funds on hand or borrowings under its existing bank credit facility (the "Credit Facility").

     A summary of the Credit Facility is incorporated by reference to the Parent 10-K, and a copy of the credit agreement providing for the Credit Facility has been filed with the SEC as an exhibit to Parent's Tender Offer Statement on Schedule TO, dated May 16, 2000 (the "Schedule TO"). This credit agreement may be examined at, and copies thereof may be obtained from, the offices of the SEC in the same manner as set forth in Section 8 above.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In August 1998, representatives of Babbage's, then owned by an affiliate of Parent, contacted Blair about the possibility of a potential financing for Babbage's, which financing Babbage's later chose not to pursue. At the suggestion of Blair, however, representatives of Babbage's and the Company had informal discussions concerning a potential business combination. These discussions did not result in any proposals or offers being made.

     At the Company's direction, Blair contacted Babbage's in April 1999 to ascertain its level of interest in pursuing a transaction with the Company. Babbage's expressed an interest in exploring a transaction with the Company. On April 21, 1999, the Company and Babbage's entered into a confidentiality agreement and Babbage's was provided with a copy of a descriptive memorandum and a letter setting forth bidding requirements and a deadline for the submission of written preliminary indications of interest in the Company. Babbage's did not make any offer to acquire the Company at that time.

     On or about February 17, 2000, Blair contacted Babbage's, which was now a subsidiary of Parent, concerning its interest in acquiring the Company. On February 21, 2000, Blair offered Babbage's additional information regarding the Company, including updated financial projections, and invited Babbage's to submit a non-binding indication of interest to acquire the Company by February 25, 2000. Babbage's submitted a written indication of interest to Blair on February 25, 2000. The Babbage's indication of interest contemplated an acquisition of the Company pursuant to an all-cash transaction in the range of $80 to $90 million (or approximately $13.00-$14.50 per Share on a fully diluted basis).

     On April 3, 2000, the Company publicly announced that it had entered into an Agreement and Plan of Merger, dated as of March 31, 2000 (the "EB Merger Agreement"), among the Company, Electronics Boutique Holdings Corp. ("EB") and EB Acquisition Corporation. Under the EB Merger Agreement, EB agreed to pay $17.50 per Share in cash to acquire the Company. Later that day, R. Richard Fontaine, Chief Executive Officer of Babbage's, and Daniel DeMatteo, President and Chief Operating Officer of Babbage's, separately contacted Mr. Pomije concerning Babbage's interest in acquiring the Company. Mr. Fontaine then contacted Blair and informed Blair that Babbage's was interested in making a competing proposal to acquire the Company.

     On April 5, 2000, Babbage's sent a letter to the Company Board by facsimile stating that Babbage's was prepared to offer the sum of $135 million for the Company (which was approximately $21.00 per Share on a fully diluted basis), subject to the necessary regulatory approvals and only to the negotiation of an acceptable agreement between the parties, and to pay the purchase price entirely in cash or, at the Company's option, any combination of cash and stock in Parent.

     On April 6, 2000, the Company publicly announced the Babbage's proposal. Following a Company Board meeting, a request was made by the Company's representatives for Parent and Purchaser to sign a supplemental confidentiality agreement as required under the terms of Section 6.3 of the EB Merger Agreement. On April 7, 2000, Babbage's and Parent signed the supplemental confidentiality agreement. On the same day, the Company Board again met and, following such meeting, the Company Board's advisors informed Babbage's of the Company's preference for an all-cash transaction and Faegre & Benson LLP ("Faegre & Benson"), legal counsel to the Company, commenced discussions with Robinson Silverman Pearce Aronsohn & Berman LLP ("Robinson Silverman"), legal counsel to Babbage's and Parent, concerning a possible transaction.

     On April 10, 2000, representatives of Parent and Babbage's began meeting with the Company's management and began their review of the Company's due diligence materials in Minneapolis, Minnesota.

     On April 11, 2000, Robinson Silverman delivered a draft merger agreement to Faegre & Benson providing for the acquisition of the Company by Parent or a wholly-owned indirect subsidiary of Parent in accordance with the terms of Babbage's April 5 letter. On April 12, 2000, Faegre & Benson and Robinson Silverman negotiated the draft merger agreement and a binding agreement by Parent to enter into a merger agreement at such time as the Company was permitted to do so under the terms of the EB Merger Agreement.

     On April 12, 2000, the Board of Directors of Parent held a meeting at which the Board, among other things, authorized and approved Parent's execution of a letter addressed to the Company in which Parent unconditionally committed to enter into an agreement and plan of merger with the Company and a shareholder agreement with Mr. Pomije. The terms of the merger agreement set forth a per Share purchase price of $21.00, rather than $17.50 as provided under the EB Merger Agreement, and was substantially identical to the EB Merger Agreement, except for changes to the named parties. Parent executed the letter, dated
April 12, 2000, and provided it to the Company with the forms of the agreement and plan of merger and shareholder agreement that Parent committed to sign. The commitment letter provided that unless the Company and Mr. Pomije entered into such agreement and plan of merger and shareholder agreement, respectively, with Parent, by April 21, 2000, Parent would have no further obligations to the Company.

     The Company issued a press release on April 13, 2000, announcing the Company's receipt of the commitment letter from Parent and the Company's notice to EB, dated April 12, 2000, of its intent to enter into a definitive agreement with Parent.

     On April 19, 2000, representatives of the Company advised representatives of Parent that EB had sent a letter to the Company in which EB and EB Acquisition Corporation proposed an adjustment to the EB Merger Agreement to the effect that the per Share price would be increased to $21.00 per Share, the same per Share price that Parent had proposed. On April 20, 2000, the Company issued a press release announcing the Company's receipt of the April 19 letter from EB.

     On April 20, 2000, EB, EB Acquisition Corporation and the Company signed an amendment to the EB Merger Agreement which increased the per Share price to be paid by EB from $17.50 to $21.00. On April 21, 2000, the Company publicly announced the amendment to the EB Merger Agreement.

     On April 25, 2000, Robinson Silverman informed Faegre & Benson that Parent proposed to acquire the Company for approximately $160 million. Later that day, Parent sent a letter to the Company Board stating that Parent proposed to acquire the Company for $24.75 per Share in cash (which was approximately
$161.5 million in the aggregate) and that Parent's proposal would be submitted to the Company by April 26, 2000 as a binding offer accompanied by a proposed agreement and plan of merger. Faegre & Benson and Robinson Silverman then negotiated concerning a draft of the merger agreement and a binding agreement by Parent to enter into the merger agreement at such time as the Company was permitted to do so under the terms of the EB Merger Agreement, as amended.

     On April 26, 2000, the Company publicly announced Parent's $24.75 per Share proposal, and Parent executed a commitment letter addressed to the Company, dated April 26, 2000, containing such binding agreement by Parent.

     The Company issued a press release on April 27, 2000, announcing the Company's receipt of the commitment letter from Parent and the Company's notice to EB, dated April 26, 2000, of its intent to enter into a definitive agreement with Parent.

     On May 2, 2000, the Company received written notice from EB informing the Company that neither EB nor EB Acquisition Corporation intended to propose any price or other adjustments to the EB Merger Agreement, as amended, as permitted pursuant to Section 8.1(d)(ii) thereof. EB issued a press release on May 2, 2000 announcing that it did not intend to make adjustments to the EB Merger Agreement, as amended, in response to Parent's $24.75 per Share acquisition proposal.

     On May 3 and May 4, 2000, Faegre & Benson and Robinson Silverman finalized a proposed merger agreement. On May 4, 2000, the Company, Parent and Purchaser also signed the Merger Agreement and Mr. Pomije and Parent signed the Shareholder Agreement.

     On May 4, 2000, the Company and Parent publicly announced the signing of the Merger Agreement and the Shareholder Agreement.

SECTION 11. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; SHAREHOLDER AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS.

     PURPOSE OF THE OFFER AND MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

     Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain representation on the Company Board proportionate to its Share ownership at such time.

     PLANS FOR THE COMPANY. Upon acquiring control of the Company, Parent intends to continue its review and evaluation of the Company and its subsidiary and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel, with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Parent, including Babbage's. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, headquarters, articles of incorporation, bylaws, capitalization or management or could involve consolidating, reorganizing and streamlining certain operations. After Parent concludes its review of the Company, it is possible that Parent might modify some of its current plans. Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or its subsidiary (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any material change in the Company's capitalization or dividend policy, or any other material change in the Company's corporate structure or business.

     MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's Schedule TO. The following summary may not contain all of the information important to a Shareholder. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

     The Offer. The obligation of Parent to cause Purchaser to commence the Offer, to consummate the Offer and to accept tender of and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A to the Merger Agreement and described in this Section 11 and Section 14 of this Offer to Purchase (the "Offer Conditions"). Subject to the foregoing, the Merger Agreement states that as promptly as practicable (but in any event not later than 10 business days after the public announcement of Purchaser's intention to commence the Offer), Parent will cause Purchaser to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer whereby Purchaser will offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any stock transfer taxes payable by the seller if payment is to be made to an individual or entity other than the individual, corporation, limited liability company, limited liability partnership, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a "Person") in whose name the certificate for such Shares is registered or any applicable federal back-up withholding).

     The Merger Agreement provides that, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the condition that there be validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least 51% of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase, or impose conditions other than the Offer Conditions on the Offer, (iv) extend the date that the Offer, as it may be extended pursuant to the Merger Agreement, expires (which will initially be 20 business days following the commencement of the Offer) except (A) as required by law, and (B) that, in the event that the Offer Conditions are not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of 10 additional business days to the extent necessary to permit such conditions to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such additional periods as it may determine to be appropriate (but not beyond August 4, 2000) to permit the Offer Conditions to be satisfied, or (v) amend any term of the Offer in any manner adverse to the Shareholders (including, without limitation, to result in any extension which would be inconsistent with the preceding provisions of this sentence); provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion and (2) the Offer may be extended (but not beyond August 4, 2000) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC.

     In addition to Purchaser's rights to extend and amend the Offer subject to the provisions of the Merger Agreement, Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and (subject to any such rules and regulations) may delay the acceptance for payment of, or payment for, any tendered Shares, and (ii) may terminate the Offer or amend the Offer as to any Shares not then paid for if any of the events described in this Section 11 and Section 14 of this Offer to Purchase exists (to the extent permitted by the Merger Agreement).

     The Company Action. The Merger Agreement states that the Company Board and the Special Committee (each at a meeting duly called and held) (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and approval of the Merger Agreement by the Shareholders.

     The Company's Board of Directors. Pursuant to the Merger Agreement, promptly upon the purchase of the Shares by Purchaser pursuant to the Offer (provided that the Minimum Condition has been satisfied), and from time to time thereafter, (i) Parent will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate such number of directors ("Parent's Designees"), rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board (and on each committee of the Company Board) equal to the product of (A) the total number of directors on the Company Board (and on each committee of the Company Board) (giving effect to any increase in the number of directors pursuant to the Merger Agreement) multiplied by (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding at the time of Parent's designation (such product being the "Board Percentage"), and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board (and each committee of the Company Board) or (B) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board (and each committee of the Company Board), or both, and will use its best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Notwithstanding the foregoing, Parent and Purchaser have agreed to use their best efforts to assure that at all times prior to the time of the filing of the articles of merger with respect to the Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA, the Company Board will include two directors who were members of the Company Board on the date of the Merger Agreement and who are not employees of the Company.

     The Merger. At the Effective Time, and in accordance with, and subject to, the terms and conditions of the Merger Agreement and the terms of the MBCA, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser will become the debts, liabilities, obligations and duties of the Surviving Corporation.

     Conversion of Shares. At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below), and (ii) Shares held of record by Parent or Purchaser or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Per Share Amount in cash (the "Merger Consideration"), without interest, prorated for fractional shares, if any. Any payment made pursuant to the Merger Agreement will be made net of applicable withholding taxes to the extent such withholding is required by law. At the Effective Time, each share of the common stock, par value $.0001 per share, of Purchaser ("Purchaser Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock will be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

     At the Effective Time, each Share held of record by Parent or Purchaser or any other direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

     Stock Options. Pursuant to the Merger Agreement, after the purchase of Shares by Purchaser pursuant to the Offer (provided the Minimum Condition has been satisfied) (the "Offer Completion") and prior to the Effective Time, the Company will take all such actions as it is permitted or required to take under the terms of its stock option plans to cancel all outstanding options (collectively, the "Stock Options" and individually, a "Stock Option") to purchase shares of Common Stock theretofore granted under any such employee or non-employee director stock option plan of the Company and to pay, promptly, and in any event within five days, after the Offer Completion, in cancellation of each such Stock Option (whether or not such Stock Option is then exercisable) a cash amount equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Stock Option, multiplied by the number of shares of Common Stock then subject to such Stock Option (the "Stock Option Settlement Amount"), but subject to all required tax withholdings by the Company. Each holder of a then outstanding Stock Option that the Company does not have a right to cancel pursuant to the terms of the applicable stock option plan, upon execution of a cancellation agreement (a "Stock Option Cancellation Agreement") with the Company, which the Company shall use reasonable efforts to obtain from each such holder prior to or promptly after the Offer Completion, shall have the right to receive in cancellation of such Stock Option (whether or not such Stock Option is then exercisable) a cash payment from the Company promptly and in any event within five days after the later of the Offer Completion or the execution of a Stock Option Cancellation Agreement in an amount equal to the Stock Option Settlement Amount, without interest, but subject to all required tax withholdings by the Company. Each Stock Option that is subject to a Stock Option Cancellation Agreement shall be canceled upon payment of the Stock Option Settlement Amount for such Stock Option. The Merger Agreement states that the Company Board or the committee appointed pursuant to
Section 2 of the Funco, Inc. 1993 Stock Option Plan Amended and Restated Through July 31, 1998, has determined that a Potential Change in Control (as defined in such Stock Option Plan) has occurred for purposes of determining the Change in Control Price (as defined in such Stock Option Plan).

     Surviving Corporation. Pursuant to the Merger Agreement, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Minnesota and such Articles of Incorporation. In addition, the Bylaws of Purchaser in effect immediately prior to the Effective Time will be deemed, by virtue of the Merger and the Merger Agreement and without further action by the shareholders or directors of the Surviving Corporation or Purchaser, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the laws of the State of Minnesota, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     Pursuant to the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation. In addition, the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

     Dissenters' Rights. The Merger Agreement states that Shares issued and outstanding immediately prior to the Effective Time, if any, which are held of record or beneficially owned by a Person who has properly exercised, preserved and perfected dissenters' rights with respect to such Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights ("Dissenting Share(s)") will not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until the Person effectively withdraws or loses the Person's right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect the right or otherwise). If, after the Effective Time, any such Person effectively withdraws or loses such right (through failure to preserve or protect such right or otherwise), then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest. Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled, pursuant to Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of the Dissenting Shares shall receive payment for the Shares (plus interest determined in accordance with Section 302A.473 of the MBCA, currently 5% per year, commencing five days after the Effective Time) from the Surviving Corporation and/or from the Depositary, on behalf of the Surviving Corporation, pursuant to Sections 302A.471 and 302A.473 of the MBCA. Further, the Company shall give Parent prompt notice upon receipt by the Company at any time prior to the Effective Time of any notice of intent to demand the fair value of any Shares under Section 302A.473 of the MBCA and any withdrawal of any such notice of intent to demand fair value under Section 302A.473 of the MBCA. The Company has agreed that it will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any demand at any time prior to the Effective Time.

     Representations and Warranties of the Company. Pursuant to the Merger Agreement, the Company has made representations and warranties to Parent (as of April 26, 2000, unless otherwise expressly stated in the Merger Agreement) with respect to, among other things: (i) the organization, corporate powers and qualification to do business of the Company and any subsidiary of the Company;
(ii) the capital structure of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement; (iv) the enforceability of the Merger Agreement; (v) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or, subject to certain specified exceptions, any law, statute, ordinance, rule, regulation, order, judgment, decree, permit, license, concession, franchise, contract, document or other instrument or obligation;
(vi) the absence of required consents, approvals, orders, authorizations, registrations, declarations or filings; (vii) the accuracy of documents, and financial statements included in documents, filed and to be filed with the SEC;
(viii) the absence of certain undisclosed liabilities, adverse changes or events; (ix) accounts receivable; (x) inventories; (xi) taxes; (xii) rights to the use of properties and the absence of owned real property; (xiii) patents, trademarks, service marks, trade names, copyrights and other intellectual property; (xiv) certain contractual obligations; (xv) litigation involving the Company; (xvi) compliance with environmental laws; (xvii) employee benefit plans; (xviii) compliance with laws; (xix) permits, licenses, registrations and similar rights with respect to the Company's business; (xx) the Year 2000 capabilities of the Company's systems; (xxi) labor matters; (xxii) insurance; (xxiii) the receipt of an opinion from Blair; (xxiv) the absence of ongoing discussions or negotiations, as of the date of the Merger Agreement, with any other party with respect to an Acquisition Proposal (as defined below); (xxv) voting requirements regarding approval of the Merger Agreement and the transactions contemplated thereby; (xxvi) the agreement of David R. Pomije to tender his Shares (but in no event more than 19.9% of all Shares, in the aggregate) pursuant to the Offer and to give an irrevocable proxy to Parent granting certain rights regarding the ability to vote his Shares (but in no event more than 19.9% of all Shares, in the aggregate) to the extent such Shares are not tendered in the Offer; (xxvii) the Schedule 14D-9's compliance with the Exchange Act and applicable laws, rules and regulations; (xxviii) termination of the EB Merger Agreement, in accordance with the terms of the EB Merger Agreement; and (xxix) termination of that certain Shareholder Agreement, dated as of March 31, 2000, by and between EB and David R. Pomije, in accordance with its terms.

     Representations and Warranties of Parent and Purchaser. Pursuant to the Merger Agreement, Parent and Purchaser have made representations and warranties, jointly and severally, to the Company with respect to, among other things: (i) the organization, corporate powers and qualification to do business of Parent and Purchaser; (ii) the due authorization, execution, delivery and performance of the Merger Agreement; (iii) the enforceability of the Merger Agreement; (iv) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Parent or Purchaser or any law, statute, ordinance, rule, regulation, order, judgment, decree, permit, license, concession, franchise, contract, document or other instrument or obligation; (v) the accuracy of information furnished by Parent or Purchaser expressly for inclusion in documents to be filed by the Company with the SEC pursuant to the Merger Agreement; (vi) litigation involving Parent and Purchaser; (vii) the availability of funds to consummate the transactions contemplated by the Merger Agreement; (viii) the lack of ownership, by Parent or any affiliate or associate of Parent, of capital stock of the Company; and (ix) the Offer documents' compliance with the Exchange Act and applicable laws, rules and regulations.

     Interim Operations. Except as expressly contemplated by the Merger Agreement, during the period from April 26, 2000, and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed as to itself and its subsidiaries (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes (as defined in the Merger Agreement) when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and key employees and
(iii) preserve its relationships with customers, suppliers, distributors, and others having business dealings with it.

     Notwithstanding the foregoing, except as expressly contemplated by the Merger Agreement, during the period from April 26, 2000, and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed not to (and has agreed not to permit any of its subsidiaries to) do any of the following without the written consent of Parent:

          (i) accelerate, amend or change the period of exercisability of options or restricted stock granted under any Stock Plan (as defined in the Merger Agreement) or authorize cash payments in exchange for any options granted under any such Stock Plan, except as required by the terms of such Stock Plan or any related agreements in effect as of the date of the Merger Agreement;

          (ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares of Common Stock pursuant to the exercise of options or warrants outstanding on the date of the Merger Agreement;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration of not more than $50,000;

          (v) sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business; provided, however, that in no event shall the Company enter into any agreement, option or other arrangement (including, without limitation, any joint venture) involving the licensing of its name in any foreign country, except for transactions in the ordinary course of business;

          (vi) enter into any material agreement or other arrangement which would constitute a Material Contract (as defined in the Merger Agreement) if the Company or any of its subsidiaries were a party thereto as of the date of the Merger Agreement, which agreements or other arrangements obligate the Company to pay more than $50,000 thereunder, individually, or more than $100,000 in the aggregate; provided, however, the Company shall not (and shall not permit any of its subsidiaries to) enter into any retail store leases without the prior written consent of Parent, such consent not to be unreasonably withheld;

          (vii) incur inventory other than in the ordinary course of business;

          (viii) (A) increase or agree to increase the compensation payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees in accordance with past practices, (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any consultants, employees, officers or directors, (C) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), or (D) establish, adopt, enter into or amend, in any manner materially adverse to the Company or its subsidiaries, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants;

          (ix) amend or propose to amend its Articles of Incorporation or Bylaws;

          (x) incur any indebtedness for borrowed money other than intercompany indebtedness and indebtedness incurred in the ordinary course of business; provided, however, in no event shall the Company or any of its subsidiaries incur any indebtedness for borrowed money in excess of $50,000 in the aggregate without the written consent of Parent;

          (xi) take any action that would or is reasonably likely to result in a breach of any covenant, agreement, representation or warranty in the Merger Agreement that is qualified as to materiality; or take any action that would or is reasonably likely to result in a breach of any covenant, agreement, representation or warranty set forth in the Merger Agreement that is not so qualified, which breach is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement);

          (xii) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ended March 28, 1999, except as may be required by applicable law;

          (xiii) settle any material litigation, such consent of Parent not to be unreasonably withheld; or

          (xiv) take, or agree in writing or otherwise to take, any of the foregoing actions.

     No Solicitation. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed that it will not and will not authorize or permit any of its officers, directors, employees, financial advisors, representatives or agents to (i) solicit, seek, initiate or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets of the Company and its subsidiaries, taken as whole (other than the sale of inventory or obsolete property in the ordinary course of business), sale of shares of its capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any Person other than Parent or its affiliates (a "Third Party") concerning, or provide any nonpublic information to any Person relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company or the Company Board or the Special Committee from (A) furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person or modifying or withdrawing its recommendation with respect to the transactions contemplated in the Merger Agreement or recommending an unsolicited bona fide written Acquisition Proposal to the Shareholders, if and only to the extent that
(1) the Company Board or the Special Committee believes in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Shareholders than the transactions contemplated by the Merger Agreement, and the Company Board or the Special Committee determines in good faith after consultation with outside legal counsel that such action is required for the Company Board or the Special Committee to comply with its fiduciary duties to the Shareholders under applicable law and (2) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company Board or the Special Committee receives from such Person an executed confidentiality and standstill agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated April 21, 1999, between Babbage's and the Company, as supplemented by the Letter Agreement, dated April 7, 2000, by and among Parent, Babbage's and the Company; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company agreed not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Company Board or the Special Committee determines in good faith after consultation with outside legal counsel that such action is necessary for the Company Board or the Special Committee to comply with its fiduciary duties to the Shareholders under applicable law. Notwithstanding the foregoing, the Merger Agreement provides that the Company need not refuse a request from any Person who has signed a standstill agreement with the Company to make an Acquisition Proposal to the chief executive officer of the Company or the Company Board if the Company Board or the Special Committee determines in good faith after consultation with outside legal counsel that such action is necessary for the Company Board or the Special Committee to comply with its fiduciary duties to Shareholders under applicable law.

     Pursuant to the Merger Agreement, the Company agreed to notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to its properties, books or records by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice must be made orally and in writing and must indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact (including, without limitation, the identity of the Person making the Acquisition Proposal). The Company also agreed to continue to keep Parent informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated. Pursuant to the Merger Agreement, neither the Company Board nor the Special Committee may withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to Parent, the approval or recommendation by the Company Board or the Special Committee, as the case may be, of the Offer, the Merger Agreement or the Merger unless the Company Board or the Special Committee, as the case may be, determines, in the exercise of its fiduciary duties, that it is necessary to do so; provided, however, the preceding restriction does not prohibit the Company from taking and disclosing to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act.

     Inspection of Records; Access and Information; Cooperation and Notification. Pursuant to the Merger Agreement, subject to compliance with applicable law, from the date of the Merger Agreement, until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed to confer on a regular and frequent basis with one or more representatives of Parent to report on the general status of ongoing operations and litigation, and to promptly provide Parent or its counsel with copies of all filings made by the

Company with the SEC or with any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") in connection with the Merger Agreement, the Merger and the transactions contemplated thereby. In addition, each party has agreed to notify the other party of, and to use all commercially reasonable efforts to cure before the Closing Date (as defined in the Merger Agreement), any event, transaction or circumstance, as soon as practical after it becomes known to the notifying party, that causes or will cause any covenant or agreement of the notifying party under the Merger Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of the notifying party contained in the Merger Agreement.

     Further, pursuant to the Merger Agreement, upon reasonable notice, the Company has agreed to (and has agreed to cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, to all its personnel, properties, books, contracts, commitments and records and, during such period, the Company has agreed to, and has agreed to cause each of its subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and Parent shall hold any of such information that is nonpublic in confidence (as described in the Merger Agreement). In connection with such access, Parent has agreed to act in a manner as not to unreasonably interfere with the operations of the Company and its subsidiaries. In addition, pursuant to the Merger Agreement the Company has agreed to (and has agreed to cause its subsidiaries to) offer to the representatives of Parent access, during normal business hours during the period from the date of the Merger Agreement, to the earlier of the Effective Time or the termination of the Merger Agreement, to all of the Company's and its subsidiaries' current employees for purposes of conducting any analysis reasonably related to such employees' employment by the Company or any of its subsidiaries and the prospect of such employees' continued employment by Parent, the Surviving Corporation, its subsidiaries or any other affiliate of Parent after the Effective Time; provided, however, that such access shall be subject to the prior consent of the Company, such consent not to be unreasonably withheld; and further provided, that a representative of the Company shall be entitled to participate in any meetings with employees. In connection with such access, Parent has agreed to act in a manner as not to unreasonably interfere with the operations of the Company and its subsidiaries.

     Employee Matters. Pursuant to the Merger Agreement, for a period of at least one year after the Offer Completion, Parent has agreed to (or will cause the Surviving Corporation, its subsidiaries or any other affiliate of Parent to) maintain welfare and pension benefit plans, programs and arrangements for the benefit of Persons who were employees of the Company or any subsidiary of the Company immediately prior to the Offer Completion for as long as they continue to be employees of Parent, the Surviving Corporation, its subsidiaries or any other affiliate of Parent, which plans, programs and arrangements are, in the aggregate, no less favorable than those provided by the Company and any subsidiary of the Company to those Persons (provided that the foregoing does not create any obligation regarding stock or stock-based compensation). After the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation and severance benefits for such Persons under any compensation, severance, welfare, pension, benefit or savings plan of Parent or any of its affiliates in which such Persons become eligible to participate, employment by the Company or any subsidiary of the Company will be credited as if such Persons had been employed by Parent or any affiliate of Parent.

     Indemnification Rights. The Merger Agreement provides that all rights to indemnification, expense advancement and exculpation existing in favor of any present or former director or officer of the Company or any subsidiary of the Company, as provided in the Articles of Incorporation, Bylaws or similar organizational documents of the Company or any subsidiary of the Company, on the date of the Merger Agreement, will survive the Merger for a period of six years after the Effective Time (or the final disposition of any claim made before the expiration of such six-year period) with respect to matters occurring at or prior to the Effective Time, and that Parent guarantees, effective from and after the Effective Time, all obligations of the Surviving Corporation and its subsidiaries in respect of indemnification and expense reimbursement. The Articles of Incorporation provide that, to the fullest extent permitted by the MBCA (as in effect at the time such Articles of Incorporation took effect or as subsequently amended), a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of such director's fiduciary duty as a director. The Bylaws of the Company provide that a director shall not be liable to the Company or its shareholders for dividends illegally

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

declared, distributions illegally made to shareholders or any other action taken in good faith reliance upon financial statements of the Company represented to such director to be correct by the chief executive officer of the Company or the officer having charge of the Company's books of account or certified by an independent or certified public accountant to fairly reflect the financial condition of the Company, nor shall a director be liable if in good faith in determining the amount available for dividends or distributions the Company Board values the assets in a manner allowable under applicable law. Such Bylaws also provide that the Company shall indemnify a person for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Section 302A.521 of the MBCA, as amended from time to time, or as permitted by other provisions of law.

     Directors' and Officers' Liability Insurance. Pursuant to the Merger Agreement, for a period from the Offer Completion until at least six years after the Effective Time, Parent has agreed to cause the Surviving Corporation to maintain in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events which occurred at or before the Effective Time (including consummation of the transactions contemplated by the Merger Agreement), or (ii) a runoff (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events which occurred at or before the Effective Time (including consummation of the transactions contemplated by the Merger Agreement); and such policies or endorsements will name as insureds thereunder all present and former directors and officers of the Company or its subsidiary. Notwithstanding the foregoing, in the event the amount of the annual premiums for the insurance coverage required pursuant to the foregoing exceeds 200% of the amount of the annual premiums paid as of the date of the Merger Agreement by Parent for such coverage or equivalent coverage, Parent shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to no more than 200% of the amount of the annual premiums paid as of the date of the Merger Agreement by the Company for such coverage.

     Legal Conditions to the Merger.  The Merger Agreement provides as follows:

          (i) The Company, Parent and Purchaser shall each use its reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (B) obtain from any Governmental Entity or any other third party any material consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the completion of the Offer and the Merger, and (C) as promptly as practicable and, with respect to the Offer, in any event within the time periods specified in the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (1) the Securities Act of 1933, as amended, and the Exchange Act, and any other applicable federal or state securities laws, (2) the HSR Act, and any related governmental request thereunder, and
     (3) any other applicable law (provided that nothing stated in the Merger Agreement shall require the Company to take or cause to be taken any action, or to do or cause to be done anything, which the Company Board, in the exercise of its fiduciary duties, determines, in good faith after consultation with its legal advisors, should not be taken or done). The Company, Parent and Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, consult with the non-filing party regarding additions, deletions or changes suggested by the non-filing party in connection therewith.

          (ii) The Company and Parent agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for completion of the Offer and the Closing (as defined in the Merger Agreement) (including compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and, to the extent not inconsistent with the fiduciary duties of their respective Board of Directors, to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the completion of the Offer, the consummation of the Merger or any other transactions contemplated by the Merger Agreement. Each of the Company and Parent shall use reasonable efforts to make its initial filing under the HSR Act with the appropriate Governmental Entities within 10 business days after the date of the Merger Agreement. The parties to the Merger Agreement will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the Merger Agreement in connection with proceedings under or relating to the HSR Act, or any other federal, state or foreign antitrust or fair trade law. The Company, Parent and Purchaser shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing.

          (iii) Each of the Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties related to or required in connection with the completion of the Offer and Merger, other than those notices, the failure of which to give is not reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (as defined in the Merger Agreement), as applicable.

     Public Disclosure. Pursuant to the Merger Agreement, the Company and Parent agreed to consult with each other before issuing, and to use reasonable efforts to agree upon, any press release or other public statement regarding any of the transactions contemplated by the Merger Agreement and agreed that they would not issue any such press release or public statement prior to such consultation; provided, however, the Merger Agreement does not prevent any party from making a public disclosure it believes in good faith, after consultation with its legal advisors, is legally required or required by any listing or trading agreement concerning its publicly traded securities.

     Other Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (i) Parent shall have caused Purchaser to make the Offer, and Purchaser shall have purchased the Shares validly tendered and not withdrawn pursuant to the Offer, provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept tender of or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement;

          (ii) if so required by the MBCA, the Merger Agreement and the Merger shall have been approved in the manner required by the MBCA by the holders of a majority of the issued and outstanding Shares;

          (iii) any waiting period applicable to the purchase of the Shares under the HSR Act shall have expired or been terminated; and

          (iv) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time (with respect to clauses (ii) through (v) below, by written notice by the terminating party to the other party), whether before or after approval of the Merger Agreement and the Merger by the Shareholders:

          (i) by mutual written consent of the Company and Parent; or

          (ii) by either the Company or Parent if the Offer Completion shall not have occurred by August 4, 2000 (the "Outside Date"); provided, however, that the right to terminate the Merger Agreement under this clause (ii) is not available to a party if such party's failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Offer Completion to occur on or before such date, and provided further that Parent may not so terminate the Merger Agreement under this clause

     (ii) unless the failure of the Offer Completion to occur prior to the Outside Date resulted from the failure of an Offer Condition to be satisfied; or

          (iii) by either the Company or Parent if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger; or

          (iv) by the Company or Parent, if (A) the Company Board or the Special Committee, in the exercise of its fiduciary duties, in good faith after consultation with its legal advisors, shall have withdrawn or modified, in any manner adverse to Parent as reasonably determined by Parent, its recommendation of the Merger Agreement, the Offer or the Merger prior to the Offer Completion; (B) the Company Board or the Special Committee, in the good faith exercise of its fiduciary duties, after consultation with its legal advisors, shall have recommended to the Shareholders an Alternative Transaction (as defined below) prior to the Offer Completion; provided, however, the Company shall not terminate the Merger Agreement under this clause (B) and enter into a definitive agreement for such Alternative Transaction until the expiration of five business days following Parent's receipt of written notice advising Parent that the Company has received a proposal for an Alternative Transaction, which notice shall specify the material terms and conditions of such proposal (including a copy thereof), identify the Person making such proposal and state whether the Company intends to enter into a definitive agreement for such Alternative Transaction; and further provided the Company shall have afforded a reasonable opportunity within such five business day period to Parent after delivering such notice to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company Board or the Special Committee to maintain its recommendation of the Merger Agreement, the Offer and the Merger to the Shareholders and enable the Company to proceed with the Merger on such adjusted terms; (C) a tender offer or exchange offer for 35% or more of the outstanding shares of the Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board or the Special Committee recommends, prior to the Offer Completion, that the Shareholders tender their shares of Common Stock in such tender or exchange offer; or (D) the Offer expires or is terminated or withdrawn pursuant to its terms as a result of the failure of any of the Offer Conditions to be satisfied or waived prior to the Expiration Date (provided that neither Parent nor Purchaser may terminate the Merger Agreement under this clause (D) if such Offer Conditions are not satisfied as a result of a breach by Parent or Purchaser of obligations of Parent or Purchaser under the Merger Agreement); or

          (v) by the Company or Parent at any time prior to the Offer Completion, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach would impair the ability of the breaching party to consummate the transactions contemplated by the Merger Agreement or, if the breach is by the Company, would have a Company Material Adverse Effect and which shall not have been cured within 15 days following receipt by the breaching party of written notice of such breach from the other party; provided, however, to the extent that any such representation, warranty, covenant or agreement of the Company is qualified as to materiality, such representation, warranty, covenant or agreement by the Company shall not be deemed to be so qualified for purposes of this clause
     (v).

     In the event of termination of the Merger Agreement under the foregoing clauses (i) through (v), the Merger Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, Parent or their respective officers, directors, shareholders or affiliates, except as specifically set forth in the Merger Agreement; provided, however, that such termination shall not limit liability for a willful and material breach of the Merger Agreement; and further provided, that the provisions of the Merger Agreement relating to any termination fees and expenses shall remain in full force and effect and survive any termination of the Merger Agreement.

     As used in the Merger Agreement, an "Alternative Transaction" means either
(i) a transaction pursuant to which any Third Party acquires more than 35% of the outstanding shares of Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 35% of the outstanding shares of Common Stock or of the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third

Party acquires assets (including for this purpose the outstanding equity securities of subsidiaries of the Company) of the Company having a fair market value (as determined by the Company Board in good faith) equal to more than 35% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

     Termination Fee. Pursuant to the Merger Agreement, the Company has agreed to pay Parent a termination fee equal to $3,000,000.00, plus up to $500,000.00 for fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement (the "Termination Fee"), if the Merger Agreement is terminated:

          (i) pursuant to Sections 8.1(b) (clause (ii) above, under "Termination") or 8.1(d)(iv) (clause (iv)(D) above, under "Termination") of the Merger Agreement, if in either case a proposal for an Alternative Transaction involving the Company shall have been made on or after April 26, 2000, and prior to the Offer Completion; provided, however, such termination occurs upon the failure to satisfy the Minimum Condition; or

          (ii) pursuant to Section 8.1(d)(i), (ii) or (iii) (clauses (iv)(A),
     (B) or (C) above, under "Termination") of the Merger Agreement; or

          (iii) pursuant to Section 8.1(e) (clause (v) above, under "Termination") of the Merger Agreement, but only if a proposal for an Alternative Transaction involving the Company shall have been made prior to the Offer Completion and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within 12 months after such termination.

     Expenses. Pursuant to the Merger Agreement, and subject to Parent's right to the Termination Fee, all fees and expenses incurred by the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, if the Merger is not consummated.

     Electronics Boutique Termination Fee. The Merger Agreement states that immediately after its execution and the execution of the Shareholder Agreement, Parent will wire transfer immediately available funds to a bank account designated by the Company in an amount equal to the termination fee required to be paid by the Company pursuant to the EB Merger Agreement (the "EB Termination Fee"), which funds shall be used by the Company solely for such purpose. The Merger Agreement states that the Company shall pay Parent an amount (the "Reimbursement Fee") equal to the EB Termination Fee in the event (i) a Termination Fee is paid or payable by the Company to Parent pursuant to the terms of the Merger Agreement or (ii) the Merger Agreement is terminated by Parent pursuant to Section 8.1(e) of the Merger Agreement (clause (v) above, under "Termination"). In no event shall more than one Reimbursement Fee be payable to Parent under the Merger Agreement.

     Assignment. Neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assigned by any of the parties to the Merger Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything in the Merger Agreement to the contrary, the direct parent of Purchaser may at any time prior to the Effective Time transfer all of the capital stock of Purchaser to Parent or to another wholly-owned subsidiary of Parent, and the Company acknowledged and agreed that such transfer may be consummated at or before such time.

     Amendments. The Merger Agreement may be amended, modified or supplemented by the parties thereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders, but, after any such approval, no amendment, modification or supplement shall be made which decreases the amount, or changes the form, of Merger Consideration, or by law requires further approval by the Shareholders, in each case without further approval by the Shareholders. The Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties thereto.

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

  SHAREHOLDER AGREEMENT AND OTHER AGREEMENTS.

     Shareholder Agreement. Pursuant to the Shareholder Agreement, Mr. Pomije agreed to tender, pursuant to the Offer, all Shares then held of record by Mr. Pomije, or with respect to which Mr. Pomije is the Beneficial Owner (as defined in the Shareholder Agreement), as of the date of the commencement of the Offer, and any shares of Common Stock thereafter acquired by Mr. Pomije prior to the expiration of the Offer; provided, however, that such shares shall be limited to 19.9% of the outstanding shares of Common Stock in the aggregate. If for any reason the shares of Common Stock tendered by Mr. Pomije represent less than 19.9% of the issued and outstanding shares of Common Stock in the aggregate, Mr. Pomije also agreed to vote the shares of Common Stock then held of record by Mr. Pomije or with respect to which he is the Beneficial Owner (but not to exceed the amount by which 19.9% of the issued and outstanding shares of Common Stock exceeds the number of shares tendered by him in the Offer), and he has granted an irrevocable proxy to an officer of Parent to vote those shares of Common Stock in favor of the Merger at the Shareholders meeting contemplated in the Merger Agreement and against certain competing proposals and transactions. Mr. Pomije also waived any rights to dissent from the Merger. The Shareholder Agreement terminates if either the Merger is completed or the Merger Agreement is terminated in accordance with its terms. A copy of the Shareholder Agreement is filed as an exhibit to Parent's Schedule TO and is incorporated herein by reference. The foregoing summary of the Shareholder Agreement is qualified in its entirety by reference to the Shareholder Agreement.

     Letter Agreements Regarding Confidentiality. Pursuant to a Letter Agreement, dated April 21, 1999 (the "Original Confidentiality Agreement"), the Company agreed to furnish certain information to Babbage's to allow Babbage's to consider a possible transaction with the Company, and Babbage's agreed to keep such information confidential. Pursuant to the Original Confidentiality Agreement, Babbage's agreed that, for a period of two years from the date thereof and subject to certain conditions, without the Company's authorization, Babbage's (and any person acting in concert with Babbage's) would refrain from taking certain actions with respect to a transaction with the Company or taking control of the Company. Pursuant to the Original Confidentiality Agreement, Babbage's agreed that, for a period of two years from the date thereof and subject to certain conditions, Babbage's (and certain of its affiliates) would refrain from taking certain actions with respect to the employees of the Company, including influencing any such employee to leave the employ of the Company. The Company, Parent and Babbage's executed a Letter Agreement, dated April 7, 2000 (the "Supplemental Confidentiality Agreement" and, together with the Original Confidentiality Agreement, the "Confidentiality Agreement"), pursuant to which Parent and Babbage's agreed that certain restrictions on each such company's actions regarding the Company's employees would remain in effect from the date of the Original Confidentiality Agreement through March 31, 2002. Pursuant to the Supplemental Confidentiality Agreement, Parent also agreed to be bound by the Confidentiality Agreement as if it were Babbage's and that all obligations of Babbage's in the Original Confidentiality Agreement shall be deemed to be joint and several obligations of Parent and Babbage's. Pursuant to the Merger Agreement, the Company, Parent and Purchaser agreed that the Confidentiality Agreement shall remain in full force and effect until the Effective Time, without modification, except that the Confidentiality Agreement was deemed to have been dated and restated as of the date of the Merger Agreement and all obligations contained in the Confidentiality Agreement that extend for two years from and after the date of the Confidentiality Agreement were deemed to extend for two years from the date of the Merger Agreement. Copies of the Original Confidentiality Agreement and the Supplemental Confidentiality Agreement are filed as exhibits to Parent's Schedule TO and are incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the Confidentiality Agreement.

  OTHER MATTERS.

     Effects of Inability to Consummate the Merger. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into the Company. If, following the Offer, approval of the Company's Shareholders is required by applicable law in order to consummate the Merger of Purchaser with the Company, the Company will submit the Merger to the Company's Shareholders for approval. If the Merger is submitted to the Company's Shareholders for approval, the Merger will require the approval of the holders of a majority of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other Shareholder.

     If the Merger is consummated, Shareholders of the Company who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise dissenters' rights.

     If, following the consummation of the Offer, the Merger is not consummated, Parent will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, the Company has agreed to take all lawful actions necessary to cause at least a majority of members of the Company Board to consist of persons designated by Parent (whether by election or by the resignation of existing directors and appointment of Parent designees). As a result of its ownership of such Shares and right to designate nominees for election to the Company Board, Parent indirectly will be able to influence decisions of the Company Board and the decisions of Purchaser as a shareholder of the Company. This concentration of influence in one shareholder may adversely affect the market value of the Shares.

     If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Shareholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

     Statutory Requirements. Under the MBCA and the Articles of Incorporation, the approval of the Company Board and, unless Parent shall directly or indirectly acquire 90% or more of the outstanding Shares, the affirmative vote of the holders of a majority of the outstanding Shares, including the Shares held by Purchaser and its affiliates, is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Company Board and the Special Committee have each unanimously approved the Offer, the Merger and the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below (in which case no further action by the Shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company to effect the Merger will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding Shares.

     Under Section 302A.621 of the MBCA, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's Shareholders. In such event, Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's Shareholders. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's Shareholders would be required under the MBCA.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCA and its Articles of Incorporation and Bylaws to convene a meeting of its Shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a Shareholders' vote is required. If Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other Shareholder of the Company.

     Dissenters' Rights. No dissenters' rights are available in connection with this Offer. However, in connection with the Merger, Shareholders would have certain rights to dissent and demand the fair value of their Shares under
Section 302A.471 and Section 302A.473 of the MBCA. Dissenting Shareholders who comply with the requisite statutory procedures under the MBCA would be entitled to a judicial determination and payment of the fair value of their Shares, immediately before the Effective Time, together with interest thereon, at the statutory rate of 5% per year, from the date five days after the Merger is consummated until the date of payment. Under the MBCA, in fixing the fair value of the Shares, a court may take into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The foregoing summary of the rights of dissenting Shareholders does not purport to be a complete statement of the procedures to be followed by Shareholders desiring to exercise any available dissenters' rights.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCA.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Shareholders be filed with the SEC and disclosed to minority Shareholders prior to consummation of the Merger.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

     As described in Section 11, the Merger Agreement provides that, from April 26, 2000 to the Effective Time (unless Parent agrees otherwise in writing), the Company will not do any of the following:

          (i) accelerate, amend or change the period of exercisability of options or restricted stock granted under any Stock Plan or authorize cash payments in exchange for any options granted under any such Stock Plan, except as required by the terms of such Stock Plan or any related agreements in effect as of May 4, 2000;

          (ii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares of Common Stock pursuant to the exercise of options or warrants outstanding on May 4, 2000; or

          (iv) amend the Company's Articles of Incorporation or Bylaws or other charter documents.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction will cause future market prices to be greater or less than the Per Share Amount.

     Nasdaq National Market Listing. The Shares are listed on The Nasdaq National Market. According to the published guidelines of The Nasdaq National Market, the Shares might no longer be eligible for listing on The Nasdaq National Market if, among other things, either (i) the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held shares is less than $5,000,000, the net tangible assets of the Company are less than $4,000,000 and there are fewer than two registered and active marketmakers for the Shares, or (ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active marketmakers and either (x) the Company's market capitalization is less than $50,000,000 or
(y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the three most recently completed fiscal years are less than $50,000,000. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for purposes of determining compliance with these criteria.

     If the Shares cease to be listed on The Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, The Nasdaq Stock Market or the OTC Bulletin Board and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to the Shareholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of
Section 14(a) that the Company furnish to the Shareholders proxy materials in connection with shareholders' meetings and the related requirement to furnish an annual report to holders of Shares. Further, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on The Nasdaq Stock Market or the OTC Bulletin Board. It is the current intention of Parent to cause the Company to apply for termination of registration of the Shares after the consummation of the Offer if the requirements for termination of registration are met.

     Margin Regulations. The Shares currently are "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer, the Shares would cease to constitute "margin securities" for the purpose of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for margin loans made by brokers.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment of or payment for any Shares tendered, and may amend or terminate (if, when and as permitted by the Merger Agreement) the Offer, (a) unless the following conditions have been satisfied: (1) there have been validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least 51% of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee or non-employee director stock option or other benefit plans or otherwise) and (2) any applicable waiting periods under the HSR Act shall have expired or been terminated before the Expiration Date, or (b) if at any time on or after May 4, 2000 and before the Expiration Date, any of the following shall have occurred:

          (i) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree or temporary or preliminary injunction that shall not have been lifted prior to the Expiration Date or permanent injunction or other order (other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger) which is in effect and which (A) restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger, (B) prohibits or limits materially the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compels the Company, Parent or any subsidiary of Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the completion of the Offer or the Merger, or (C) imposes limitations on the ability of Parent, Purchaser, or any subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, including without limitation the approval of the Merger Agreement and the transactions contemplated thereby;

          (ii) there shall be instituted by any Governmental Entity and pending any action or proceeding before any United States or foreign court or governmental entity or authority of competent jurisdiction seeking any order, decree or injunction having any effect set forth in clause (i) above;

          (iii) the representations and warranties of the Company contained in the Merger Agreement that are qualified as to Company Material Adverse Effect (as defined in the Merger Agreement) shall not be true and correct in any respect, and the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall not be true and correct in any respect and which untruth or incorrectness, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement as of the Expiration Date as though made on and as of such date (except for representations and warranties made as of a specified date, unless they shall not be true and correct as of the specified date);

          (iv) the Company shall not have complied in all material respects with its covenants under the Merger Agreement and such failure continues until 15 calendar days after actual receipt by it of written notice from Parent setting forth in reasonable detail the nature of such failure;

          (v) there shall have occurred any Company Material Adverse Effect, or any development that would have a Company Material Adverse Effect, since May 4, 2000;

          (vi) the Merger Agreement shall have been terminated in accordance with its terms;

          (vii) the Company Board or the Special Committee shall have
     (A) withdrawn or modified or changed, in any manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger or the Merger Agreement, (B) accepted, approved or recommended any Alternative Transaction, or (C) resolved or publicly disclosed any intention to do any of the foregoing; or

          (viii) the Federal Reserve Board or any other federal governmental authority shall have declared a general banking moratorium or general suspension or material limitation for five consecutive business days on the extension of credit or in respect of payments in respect of credit by banks or other lending institutions in the United States.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a breach by Parent or Purchaser of the Merger Agreement) giving rise to any such condition or may be waived by Parent, or Parent on behalf of Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser, or Parent on behalf of Purchaser, at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Except as otherwise set forth in the Merger Agreement and this Offer to Purchase, based upon an examination of publicly available information filed by the Company with the SEC, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiary, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares (and the indirect acquisition of the shares of the Company's subsidiary) pursuant to the Offer or the Merger, or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the shares of the Company's subsidiary) by Purchaser as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, except as otherwise set forth in the Merger Agreement or this Offer to Purchase, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the conditions described in Section 14 shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, could be obtained, or could be obtained without substantial conditions, or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separately or other substantial conditions complied with in order to obtain such approval or other action, certain of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions discussed in Section 14, including conditions relating to the legal matters discussed in this Section 15.

     STATE TAKEOVER STATUTES. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Parent and Purchaser reserve the right to assert that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

     In Minnesota, Section 302A.673 of the MBCA limits the ability of a publicly held Minnesota corporation to engage in business combinations with an "interested shareholder" (defined in Section 302A.011 of the MBCA as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) unless, among other things, a committee of that corporation's board comprised of all disinterested directors (defined in Section 302A.673 as a director or person who is neither an officer nor an employee of that corporation or a related organization, nor has been an officer or an employee within five years preceding the formation of the committee) has given its prior approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder."

     Section 302A.671 of the MBCA (the "Control Share Act") provides that, unless the acquisition of certain additional percentages of voting control of an issuing public corporation (equal to or in excess of 20%, 33 1/3% or 50%) by an acquiring person is approved by the holders of a majority of the outstanding voting power of all shares entitled to vote (other than shares held by the acquirer and certain other persons), the shares acquired at or above any such new percentage level of voting control will not be entitled to voting rights. In addition, if the statutory requirements are not satisfied, the issuing public corporation may redeem the shares so acquired by the acquirer at their market value. Section 302A.671 does not apply to a cash offer to purchase all shares of voting stock of the issuing public corporation if such offer has been approved by a majority vote of the same committee of the disinterested directors of the issuing public corporation formed in accordance with Section 302A.673 and if, following the completion of the cash offer, the offeror will own over 50% of the voting power of the shares of the corporation. Section 302A.671 does not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or bylaws approved by its shareholders provide that the Control Share Act does not apply to control share acquisitions of its shares. The Company's Articles of Incorporation and Bylaws currently do not exclude the Company from the restrictions imposed by the Control Share Act.

     Section 302A.675 of the MBCA imposes a fair price requirement limiting a purchaser's ability to acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including new acquisitions made by purchase. This fair price requirement does not apply if the second acquisition is approved by a committee of that corporation's board of directors comprised of the disinterested directors formed in accordance with Section 302A.675 of the MBCA before the purchase of any shares pursuant to the first takeover offer.

     As described in Section 11 of this Offer to Purchase, the Company Board and the Special Committee, which was formed in accordance with Section 302A.673 of the MBCA, have approved the Offer and the Merger prior to the purchase of Shares and prior to Parent or Purchaser becoming an "interested shareholder." The Company has represented in the Merger Agreement, assuming the accuracy of certain representations of Parent and Purchaser in the Merger Agreement, that Sections 302A.671 and 302A.673 of the MBCA do not prohibit the Company's authorization, execution, delivery or performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, Parent and Purchaser believe that the foregoing restrictions do not apply to them with respect to such transactions.

     The Minnesota Takeover Disclosure Law, Minnesota Statutes, Sections 80B.01-80B.13 (the "Takeover Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any offer for a corporation, such as the

Company, that has its principal place of business in Minnesota and a certain number of shareholders resident in Minnesota. Purchaser will file a registration statement with the Commissioner on May 16, 2000. Although the Commissioner does not approve or disapprove the Offer, he does review the disclosure material for the adequacy of such disclosure and is empowered to suspend summarily the Offer in Minnesota within three days of such filing if he determines that the registration statement does not (or the materials provided to beneficial owners of the Shares residing in Minnesota do not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Statute, then Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer because such action may have the effect of significantly delaying the Offer. See Section 14 of this Offer to Purchase for certain conditions of the Offer, including conditions with respect to governmental actions. In such event, Purchaser may, among other things, terminate the Offer or amend the terms and conditions of the Offer.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, neither Purchaser nor Parent believes that any other state takeover statutes or regulations apply to the Offer or the Merger. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the HSR Act requirements. See Section 2.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form with respect to the Offer, which Parent intends to submit not later than May 18, 2000. The waiting period under the HSR Act will expire at 11:59 p.m., New York City time, 15 days after the filing date, unless early termination of the waiting period were granted or Parent received a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request is made, the waiting period applicable to the Offer will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

     Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 2 and Section 14. Subject to Section 4 of this Offer to Purchase, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

SECTION 16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses, including the fees and expenses of legal counsel. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

SECTION 17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Purchaser is aware of any jurisdiction where the making of the Offer or the acceptance thereof would be in violation of the laws of such jurisdiction. Subject to the terms of the Merger Agreement, if Parent or Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OF BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC (except that they will not be available at the regional offices of the SEC) in the manner set forth in Section 8 of this Offer to Purchase.

                                                     B&N ACQUISITION CORPORATION
MAY 16, 2000

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF BARNES & NOBLE, INC. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Parent. The business address of each director and executive officer is 122 Fifth Avenue, New York, New York 10011, unless otherwise set forth below. Unless otherwise indicated, each occupation or employment set forth opposite an individual's name refers to occupation or employment with Parent. All directors and officers listed below are citizens of the United States.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Leonard Riggio............................  Leonard Riggio has been Chairman of the Board, Chief Executive
                                            Officer and a principal stockholder of Parent since its inception in
                                            1986. Mr. Riggio has also been Chairman of the Board of
                                            barnesandnoble.com inc. ("Barnes & Noble.com Inc."), Parent's
                                            Internet subsidiary, since its inception in February 1997. Since
                                            1965, Mr. Riggio has been Chairman of the Board, Chief Executive
                                            Officer and the principal stockholder of Barnes & Noble College
                                            Bookstores ("B&N College"). For more than the past five years,
                                            Mr. Riggio has been Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc. ("MBS").

Stephen Riggio............................  Stephen Riggio has been a Director of Parent since April 1997 and was appointed Vice Chairman of Parent in December 1997. Mr. Riggio was
                                            Chief Operations Officer of Parent from February 1995 until December
                                            1997. Since January 2000, he has been Vice Chairman and Acting Chief
                                            Executive Officer of Barnes & Noble.com Inc., a position he previously held from February 1997 to December 1998. Mr. Riggio has been a director of Barnes & Noble.com Inc. since its inception in
                                            February 1997. Mr. Riggio was President of B. Dalton Bookseller, Inc.
                                            ("B. Dalton"), a wholly-owned indirect subsidiary of Parent, from
                                            July 1993 to February 1995, and he was Executive Vice President,
                                            Merchandising of Parent from January 1987 to February 1995.
                                            Mr. Riggio is Leonard Riggio's brother.

J. Alan Kahn..............................  J. Alan Kahn joined Parent as Chief Operating Officer in December
                                            1997. He joined B&N College in 1988 as President and Chief Operating
                                            Officer and was made Chief Executive Officer in 1995. Prior to that, he was Executive Vice President of B&N Trade and Mail Order from 1978 to 1988, and Vice President of Merchandising for B. Dalton from 1971 to 1978.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Mitchell S. Klipper.......................  Mitchell S. Klipper has been President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, since December 1995 and is an Executive Vice
                                            President of Parent. From March 1993 to December 1995, Mr. Klipper
                                            was President of Barnes & Noble Booksellers, Inc. ("B&N
                                            Booksellers"), a wholly-owned subsidiary of Parent. Until September
                                            1993, Mr. Klipper also was Chief Financial Officer of Parent, a position to which he was elected in September 1988. He was Vice
                                            President, Chief Financial Officer of B&N College from June 1986 to
                                            September 1988. Prior to June 1986, Mr. Klipper was an Audit Manager
                                            at the certified public accounting firm of KMG Main Hurdman.

Maureen O'Connell.........................  Maureen O'Connell joined Parent as Chief Financial Officer in March
                                            2000. Prior to joining Barnes & Noble, Inc., Ms. O'Connell was the
                                            Chief Financial Officer of Publishers Clearing House from October
                                            1998 to March 2000. Prior to that she was the Chief Financial Officer at BMG Direct from October 1997 to October 1998. From April 1990 to
                                            October 1997, Ms. O'Connell held various positions at Primedia, a media and publishing company. She was Chief Financial Officer at two divisions of Primedia--Newbridge Communications from January 1995 to
                                            October 1997 and Newfield Publications from November 1993 to January
                                            1995. Ms. O'Connell is a certified public accountant.

Thomas A. Tolworthy.......................  Thomas A. Tolworthy became President of B&N Booksellers in December
                                            1995 and is also a Vice President of Parent. Prior to December 1995,
                                            Mr. Tolworthy was President of B. Dalton. He was Vice President of
                                            Store Operations of B. Dalton from September 1991 to February 1995 and was a Regional Director of B. Dalton from July 1989 to September
                                            1991. Prior to 1989, Mr. Tolworthy was Stores Director for
                                            Duckwall/Alco Stores, Inc., a general merchandise retailer.

Mary Ellen Keating........................  Mary Ellen Keating joined Parent as Senior Vice President, Corporate
                                            Communications and Public Affairs in January 1998. Previously, she
                                            was an executive with Hill and Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice
                                            President and General Manager of Hill and Knowlton's flagship New
                                            York office.

Michael G. Archbold.......................  Michael G. Archbold has been Vice President and Treasurer of Parent since May 1999 and Vice President and Controller since May 1998. He joined Parent in April 1996 as Director of Accounting. Prior to
                                            joining Parent, Mr. Archbold was with Woolworth Corporation (now the
                                            Venator Group) from October 1988 through April 1996. Mr. Archbold is a certified public accountant.

David S. Deason...........................  David S. Deason joined Parent in January 1990 as a Director of Real
                                            Estate and became Vice President of Barnes & Noble Development in
                                            January 1997. Prior to joining Parent, Mr. Deason was a Director of
                                            Real Estate for S&A Restaurant Corporation, a national restaurant chain.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Joseph Giamelli...........................  Joseph Giamelli joined Parent in October 1998 as Vice President and
                                            Chief Information Officer. Prior to joining Parent, he was Vice
                                            President and Chief Information Officer of Toys "R" Us from May 1985 to September 1998. Prior to that he was a Trustee of the New York
                                            Medical College, in Valhalla, NY, and serves as a board member of the
                                            IAHD/St. Judes Rehabilitation Institute.

Darrell J. Meussner.......................  Darrell J. Meussner has been Vice President and Chief Financial
                                            Officer of Retail and Distribution for Parent since February 1999.
                                            Prior to February 1999, Mr. Meussner was Senior Vice President and
                                            Chief Financial Officer, distribution and information systems, for the KB Toys Division of Consolidated Stores from November 1996 to
                                            January 1999. Mr. Meussner began his career on the West Coast with
                                            Robinson/May Company Department Stores from October 1985 to November
                                            1996, where he was Vice President and Controller from September 1993 to November 1996.

Michael N. Rosen .........................  Michael N. Rosen has been Secretary and a Director of Parent since
Robinson Silverman Pearce                   its inception in 1986 and the Chairman of Robinson Silverman Pearce
  Aronsohn & Berman LLP                     Aronsohn & Berman LLP, legal counsel to Parent, for more than the
1290 Avenue of the Americas                 past five years. Mr. Rosen is also a director of Barnes & Noble.com
New York, NY 10104                          Inc., B&N College and MBS.

Matthew A. Berdon ........................  Matthew A. Berdon has been a Director of Parent since June 1992. As
Urbach, Kahn & Werlin                       of January 1998, Mr. Berdon had been a partner in the certified
250 Park Avenue South                       accounting firm of Ferro Berdon & Company ("Ferro Berdon") for more
New York, NY 10003                          than five years. In January 1998, Ferro Berdon merged into the accounting firm of Urbach, Kahn & Werlin, and Mr. Berdon became
                                            Chairman of the New York Division of that firm. Mr. Berdon is also a director of B&N College and a trustee of Beth Israel Hospital.

Michael J. Del Giudice ...................  Michael J. Del Giudice has been a Director of Parent since 1999.
Millennium Credit Markets LLC               Mr. Del Giudice is co-founder and Managing Director at Millennium
One Rockefeller Plaza                       Credit Markets LLC, an investment banking firm specializing in
New York, NY 10020                          acquiring and financing real estate, corporate and project finance properties. From 1986 to 1996, Mr. Del Giudice was a General Partner
                                            and Managing Director at Lazard Freres & Co. LLC. He is a member of the Board of Directors of the Consolidated Edison Company of New
                                            York, Curran & Connors, Inc. and Earth Alliance Inc. He is Chairman
                                            of the Governor's Committee on Scholastic Achievement and a member of the Board of Trustees of the Institute for Public Administration.
                                            Mr. Del Giudice was Chief-of-Staff to New York Governor Mario Cuomo
                                            from 1983-1985, Director of State Operations for Governor Hugh Carey
                                            from 1979-1981 and Chief-of-Staff to the Assembly Speaker from
                                            1975-1979. Mr. Del Giudice was Chairman of the Board of Orange &
                                            Rockland Utilities Corp. from 1997-1999.

William Dillard II .......................  William Dillard II has been a Director of Parent since November 1993.
Dillard Department Stores, Inc.             Mr. Dillard is the Chief Executive Officer of Dillard's Inc., and he
1600 Cantrell Road                          has been a director of Dillard's since 1968. Mr. Dillard is also a
Little Rock, AZ 72201                       director of Chase Bank of Texas, NA and Acxiom Corp.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Irene R. Miller ..........................  Irene R. Miller has been a Director of Parent since May 1995.
186 Riverside Drive, #10E                   Ms. Miller is Chief Executive Officer of Akim, Inc., an investment
New York, NY 10024                          management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Parent. She joined Parent in January
                                            1991 and held various positions until she was appointed Chief
                                            Financial Officer in September 1993 and Vice Chairman in September
                                            1995. From 1986 to 1990 Ms. Miller was an investment banker at Morgan
                                            Stanley & Co. Incorporated, most recently as a Principal. Ms. Miller is also a director of Oakley, Inc. and an advisory director of
                                            IntraLinks, Inc.

Margaret T. Monaco .......................  Margaret T. Monaco has been a Director of Parent since May 1995.
Merrill Lynch & Co.                         Ms. Monaco has been the Vice President and Chief Operating Officer of
World Financial Center                      KECALP, Inc., a wholly-owned subsidiary of Merrill Lynch & Co., Inc.,
250 Vesey Street, 27th Floor                since November 1999. She had been the Chief Administrative Officer
New York, NY 10281                          from April 1998 to November 1999. KECALP, Inc. is the General Partner
                                            for a number of limited partnerships which are operated exclusively for the benefit of Merrill Lynch employees. Ms. Monaco had been the
                                            Principal of Probus Advisors, a management and financial consulting firm, from July 1993 to April 1998, and Vice President and Treasurer
                                            of The Limited, Inc., a national specialty retailing firm, from
                                            October 1987 to June 1993.

William Sheluck, Jr. .....................  William Sheluck, Jr. has been a Director of Parent since November
36 Greenleaf Farms Road                     1993. Mr. Sheluck formerly was the President, Chief Executive Officer
Newtown, CT 06470                           and a director of Nationar, a New York State-chartered commercial bank providing services to financial institutions and corporations, from 1983 until his retirement in April 1993. Mr. Sheluck is also the
                                            Treasurer and a director of New Life of New York City, Inc., a not-for-profit organization which provides services to disadvantaged teenagers.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF B&N ACQUISITION CORPORATION. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Purchaser. The business address of each director and executive officer is 2250 William D. Tate Avenue, Grapevine, Texas 76051, unless otherwise set forth below. All directors and officers listed below are citizens of the United States.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Leonard Riggio ...........................  Leonard Riggio has been Chairman of the Board and a Director of
Barnes & Noble, Inc.                        Purchaser since its inception in April 2000. For a description of
122 Fifth Avenue                            Mr. Riggio's present principal occupation and employment and material
New York, New York 10011                    positions during the last five years, see paragraph 1 above.

R. Richard Fontaine.......................  R. Richard Fontaine has been Chief Executive Officer of Purchaser since its inception in April 2000 and has been the Chief Executive
                                            Officer of Babbage's since its inception in November 1996. From 1993 until November 1996, he was a consultant and prior to that time
                                            Mr. Fontaine was the President of B. Dalton.

                                                         PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT
NAME AND BUSINESS ADDRESS                             AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Daniel D. DeMatteo........................  Daniel D. DeMatteo has been the President, Chief Operating Officer and a director of Purchaser since its inception in April 2000 and has been the President and Chief Operating Officer of Babbage's since its inception in November 1996. From December 1994 until May 1996,
                                            Mr. DeMatteo was the President of NeoStar Retail Group, Inc. and a
                                            director of such company from December 1994 until shortly after his resignation as President.

David W. Carlson..........................  David W. Carlson has been a Vice President and Chief Financial
                                            Officer of Purchaser since its inception in April 2000 and has been
                                            Vice President and Chief Financial Officer of Babbage's since its inception in November 1996. Prior to that time, he held various positions with Parent. Mr. Carlson is a certified public accountant.

Maureen O'Connell ........................  Maureen O'Connell has been a Vice President of Purchaser since its
Barnes & Noble, Inc.                        inception in April 2000. For a description of Ms. O'Connell's
122 Fifth Avenue                            present occupation and employment and material positions during the
New York, New York 10011                    last five years, see paragraph 1 above.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

           BY MAIL:                  BY FACSIMILE TRANSMISSION:                 BY HAND OR
 Tender & Exchange Department     (For Eligible Institutions Only)          OVERNIGHT COURIER:
        P.O. Box 11248                     (212) 815-6213              Tender & Exchange Department
    Church Street Station            For Confirmation Telephone:            101 Barclay Street
New York, New York 10286-1248              (800) 507-9357               Receive and Deliver Window
                                                                         New York, New York 10286

                            ------------------------

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Any questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         [MacKenzie Partners, Inc. logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885